Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos announces Stock Repurchase Program

LAS VEGAS, Thursday, Sept. 15, 2011 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced that its Board of Directors has authorized the repurchase of up to $75 million of its outstanding common stock in a stock repurchase program. The shares may be repurchased from time to time through Sept. 30, 2014 in the open market or privately negotiated transactions at the Company’s discretion.

“The decision to initiate this stock repurchase program reflects our confidence in our current business and growth prospects,” said Gordon Kanofsky, Chief Executive Officer. “Our solid financial performance, demonstrated by our healthy balance sheet and strong free cash flow generation, allows us to opportunistically return capital to our shareholders in a manner we anticipate will have a positive effect on our earnings per share.”

Ameristar expects to fund repurchases using cash on hand and its existing senior credit facility. The amount and timing of specific repurchases, if any, will depend on market conditions, stock price and other factors.

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Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We have been a public company since 1993 and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).